Exhibit 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

RDA HOLDING CO. 2010 EQUITY INCENTIVE PLAN

*  *  *  *  *

Participant:

Grant Date:

Per Share Exercise Price:

Number of Shares subject to this Option:

*  *  *  *  *

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between RDA Holding Co. (the “Company”), and the Participant specified above, pursuant to the RDA Holding Co. 2010 Equity Incentive Plan (the “Plan”); and

WHEREAS, it has been determined under the Plan the Company will grant the non-qualified stock option (the “Option”) provided for herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.                                       Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time in compliance with the Plan unless such amendments are expressly intended not to apply to the grant of the Option hereunder), all of which terms and provisions are made a part of and incorporated into this Agreement as if they were each expressly set forth herein.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any actual conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.  Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Plan.

2.                                       Grant of Option.  The Company hereby grants to the Participant, as of the Grant Date specified above, a non-qualified stock option (this “Option”) to acquire from the

Company at the Per Share Exercise Price specified above, the aggregate number of Shares specified above (the “Option Shares”).  The Participant shall not have the rights of a stockholder in respect of the Shares underlying this award until such Options Shares are delivered upon exercise of all or a portion of this Option.  This Option is intended to be a Non-Qualified Stock Option.

3.                                       No Dividend Equivalents.  The Participant shall not be entitled to receive a cash payment in respect of the Option Shares underlying this Option on any dividend payment date for the Shares.

4.                                       Vesting and Exercisability of Option.

(a)                                  Initial Tranche.  This Option shall be vested and exercisable with respect to 25% of the Option Shares (the “Initial Tranche”) upon the Grant Date; provided that in the event the Participant terminates his or her employment for a reason other than for Good Reason within the first 12 months following the Grant Date (an “Early Termination”), the Initial Tranche shall be forfeited and the Participant shall have no further rights thereto.  In the event that the Participant receives Option Shares on account of the exercise of any Initial Tranche Option prior to an Early Termination, then upon an Early Termination the Company shall have the right to repurchase such Option Shares from the Participant for a purchase price equal to the lesser of (i) the Fair Market Value of the Option Shares on the date of repurchase, or (ii) the per Share Exercise Price of the Option Shares.

(b)                                 General.  Except as otherwise provided in this Section 4, the remaining portion of this Option shall vest and become exercisable as to equal annual installments of 25% of the total number of Option Shares subject to this Option upon each of the first three anniversaries of the Grant Date (each, a “Vesting Date”), provided that the Participant is then employed by the Company or one of its Subsidiaries on each such Vesting Date.

(c)                                  Change in Control.  Any unvested portion of the Option shall immediately become vested and exercisable upon a Change in Control; provided that the Participant is continuously employed by the Company or its Subsidiaries until the date of such Change in Control.

(d)                                 Certain Terminations.

(i)                                     Death or Disability.  Upon a termination due to (i) the Participant’s death or (ii) the Participant’s Disability, the unvested portion of the Option shall immediately vest and become exercisable.

(ii)                                  Cause.  In the event that the Participant is terminated by the Company for Cause, any outstanding Options, whether vested or unvested, shall immediately be terminated and forfeited for no consideration.

(iii)                               Other Than for Cause; For Good Reason.  Upon a Termination by the Company for a reason other than for Cause or a Termination by the Participant for Good Reason, (i) any portion of the Option that was otherwise scheduled to vest within 30 days following such Termination shall become immediately vested and exercisable upon such Termination, and (ii) the Company in its sole and absolute discretion may elect to vest a pro-rata portion of the unvested portion of the Option that was otherwise scheduled to vest in the period from the vesting date immediately prior to the Termination to the next scheduled vesting date following such Termination.

(e)                                  Forfeiture.  Except as otherwise provided in this Section 4, the unvested portion of the Option shall be immediately forfeited upon the Participant’s Termination without any consideration being paid therefor.

(f)                                    Expiration.  Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this Option shall expire and shall no longer be exercisable on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).

5.                                       Exercisability Following Termination.

(a)                                  Termination by Reason of Death or Disability.  If the Participant’s Termination is by reason of death or Disability, the vested portion of such Participant’s Option (after taking into account any accelerated vesting provided herein) held at the time of the Participant’s Termination (or, in the case of death, by the legal representative of the Participant’s estate) may be exercised at any time within a period of six months from the date of such Termination, but in no event beyond the Expiration Date.

(b)                                 Termination Other Than for Cause.  If the Participant’s Termination is by the Company for a reason other than for Cause, the vested portion of the Option (after taking into account any accelerated vesting provided herein) may be exercised by the Participant at any time within 90 days from the date of such Termination, but in no event beyond the Expiration Date.

(c)                                  Termination by Participant  Except as provided in Section 4(a), if the Participant’s Termination is voluntarily by the Participant, the vested portion of the Option may be exercised by the Participant at any time within 90 days from the date of such Termination, but in no event beyond the Expiration Date.

(d)                                 Termination for Cause.  If the Participant’s Termination is (i) by the Company for Cause or (ii) a voluntary Termination by the Participant after the occurrence of an event that would be grounds for a Termination for Cause, the vested portion of the Option that is held by the Participant at the time of the Participant’s Termination will be canceled and forfeited.

6.                                       Method of Exercise and Delivery.

(a)                                  Subject to Section 14, this Option shall be exercised by the Participant by delivering to the Company or its designated agent on any business day a written notice, in such manner and form as may be required by the Company in accordance with the terms of the Plan, specifying the number of Option Shares subject to this Option that the Participant then desires to exercise (the “Exercise Notice”).

(b)                                 Shares will be delivered upon receipt by the Company of the Exercise Notice and payment by the Participant of (i) the Per Share Exercise Price multiplied by the number of Option Shares with regarding to which the Option is being exercised, and (ii) all applicable taxes required to be withheld as a consequence of such exercise.  The Company may permit, at its sole discretion, alternate methods of exercise as contemplated by the Plan.  In connection with the delivery of Option Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company, including, but not limited to a joinder to the Company’s Stockholders Agreement dated as of February 19, 2010, as may be amended from time to time.

(c)                                  Any fractional Option Shares resulting from any exercise of this Option shall be eliminated at the time of exercise by rounding-down to the nearest whole number of Option Shares underlying the exercise of this Option.  No cash settlements shall be made with respect to fractional Option Shares eliminated by rounding.  Notice of any adjustment shall be given by the Company to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

7.                                       Restrictive Covenants.  As a condition to the receipt of the Option and the delivery of Option Shares upon exercise of the Option, the Participant agrees as follows:

(a)                                  Confidentiality, Non-Disclosure and Non-Solicitation Agreement.  The Company and the Participant acknowledge and agree that during the Participant’s employment with the Company, the Participant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates.  The Participant agrees that the obligations set forth in this Section 7 are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and other actions by the Participant that would result in serious adverse consequences for the Company and its Affiliates.

(b)                                 Non-Disclosure.  During and after the Participant’s employment with the Company, the Participant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Participant’s duties with the Company as determined reasonably and in good faith by the Participant.  Anything herein to the contrary notwithstanding, the provisions of this Section 7(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; provided that prior to any such disclosure the Participant shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Participant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 7(b).

(c)                                  Materials.  The Participant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Participant.  The Participant will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its Affiliate at any time upon the request of the Company and in any event immediately after termination of Participant’s employment.  The Participant agrees to identify and return to the Company any copies of any Confidential Information after the Participant ceases to be employed by the Company.  Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Participant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his/her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his/her employment.

(d)                                 No Solicitation or Hiring of Employees.  During the Non-Solicit Period, the Participant shall not solicit, entice, persuade or induce any individual who is employed by the Company or its Affiliates (or who was so employed within twelve (12) months prior to the Participant’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its Affiliates, and the Participant shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person.  Anything to the contrary notwithstanding, the Company agrees that (i) the Participant’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Participant’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his/her personal views about such former employee, shall not be deemed a violation of this Section 7(d), in each case, to the extent the Participant does not encourage the former employee to become employed by a company or business that employs the Participant or with which the Participant is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).

(e)                                  Enforcement.  The Participant acknowledges that in the event of any breach or threatened breach of this Section 7, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, the requirements of which the Participant expressly waives.  The Participant understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement.  The Participant agrees that each of the Participant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8.                                       Conditions.  As a condition to the receipt of this Option award, the Participant hereby releases any rights and/or claims the Participant may have associated with, or in any way related to, any equity awards granted by the Company or any of its Affiliates prior to the Effective Date of the Plan.

9.                                       Non-transferability.  At any time prior to a Change in Control or a Public Offering, this Option and any Option Shares received upon the exercise of any Option hereunder, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way or at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) except as provided in (i) above shall not be transferable as would otherwise be allowed pursuant to Section 14.6 of the Plan, (iii) shall not be pledged or encumbered in any way or at any time by the Participant (or any beneficiary(ies) of the Participant), and (iv) shall not be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of this Option or any Option Shares, or the levy of any execution, attachment or similar legal process upon this Option and any Option Shares, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.  Following a Change in Control or a Public Offering, the Option may only be transferred as provided in Section 14.6 of the Plan.

10.                                 Company Call Rights.

(a)                                  Repurchase Option.  In the event of the Participant’s Termination prior to a Public Offering, the Company shall have the right (but not the obligation) to elect to purchase all or any portion of any Options Shares held by such Participant (or a permitted transferee of the Participant) by delivering written notice to such Participant (the “Repurchase Notice”) before the end of the Repurchase Period (as defined below), which Repurchase Notice shall set forth (i) the number of Option Shares to be acquired, (ii) the Pricing Date (as defined below) on which the Repurchase Price (as defined below) is to be determined and (iii) the Repurchase Closing Date (as defined below).  For purposes of this Section 10(a), (A) the “Repurchase Period” is, as applicable, the 270-day period following the date of the Participant’s Termination, (B) the “Repurchase Price” is the aggregate Fair Market Value as determined on the Pricing Date of the Option Shares to be acquired, (C) the “Pricing Date” is the date specified in the Repurchase Notice on which the Repurchase Price is to be determined, which such date must be after the date of delivery of the Repurchase Notice and on or before the end of the Repurchase Period; provided that (I) if establishing a Pricing Date in that period would adversely affect the accounting treatment of the award of Options, the Pricing Date may be any time before the tenth  business day after the first date on which the Pricing Date can be set without such change in accounting treatment and (II) if the Pricing Date (or words of similar import) is a later date with respect to any other Shares acquired by the Participant (or the Participant’s permitted transferees) pursuant to an incentive equity award, the Pricing Date may be the same date as is permitted with respect to such Shares, and (D) the “Repurchase Closing Date” is the date set forth in the Repurchase Notice, which in any event must be within 30 days of the Pricing Date.  The Company will pay for the Option Shares to be purchased by it pursuant to the Repurchase Option by, at its option, (i) a check or wire transfer of funds, (ii) the issuance of a subordinated promissory note of Company, which may or may not bear interest at a per annum rate determined by the Company in its sole discretion, and with a maturity date of the date of a Change in Control or such other date as determined by the Company, or (iii) any combination of (i) and (ii) as the Company may elect in its discretion.  The Company will be entitled to receive customary representations and warranties from the Participant regarding such sale and to require that all sellers’ signatures be guaranteed.

(b)                                 Deferral of Repurchase.  Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Option Shares by the Company pursuant to the Repurchase Option shall be subject to applicable restrictions contained in any governing corporate, partnership or limited liability company law, and in the Company’s and its Subsidiaries’ debt and equity financing agreements.  If any such restrictions prohibit (i) the repurchase of Option Shares hereunder which the Company is otherwise entitled or required to make or (ii) dividends or other transfers of funds from one or more Subsidiaries to the Company to enable such repurchases, the period during which the Company may repurchase such Option Shares shall be tolled until such restriction no longer applies (the “Tolling Period”).  In such case, the period during which the Company may deliver a Repurchase Notice shall end on the later of the end of the period specified in Section 10(a) above and the 60th day following the end of the Tolling Period and the Pricing Date shall be a date that occurs after the delivery of the Repurchase Notice and before the end of the period during which such Repurchase Notice may be delivered under this Section 10(b) or, if later, a date otherwise permitted by Section 10(a)(C).    In the event a Public Offering occurs during the Tolling Period and prior to the date the Option Shares are actually repurchased pursuant to this Section 10(b), the Company’s repurchase right hereunder shall expire.

11.                                 Entire Agreement; Amendment.  This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Company shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.

12.                                 Acknowledgment of Participant.  This award of Options does not entitle Participant to any benefit other than that granted under this Agreement.  Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

13.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

14.                                 Withholding of Tax.

(a)                                  Except as provided in Section 14(b), as a condition to the distribution of Option Shares to the Participant, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts payable to the Participant), an amount sufficient to satisfy any federal, provincial, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option.  The Option shall not be deemed exercised until the tax withholding obligations of the Participant and the Company are satisfied.

(b)                                 The Company may in its sole discretion deduct or withhold Option Shares having a Fair Market Value equal to the minimum amount required to be withheld to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to this Option.

15.                                 No Right to Employment.  Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Company.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

16.                                 Notices.  Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a)                                  If such notice is to the Company, to the attention of the General Counsel and the Treasurer of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b)                                 If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

17.                                 Compliance with Laws.  The issuance of the Option Shares upon exercise of this Option pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue this Option or any of the Option Shares pursuant to this Agreement if any such issuance would (i) violate any such requirements, (ii) violate the terms of the Company’s Stockholders Agreement dated as of February 19, 2010, as may be amended from time to time, (iii) violate the terms of the Company’s Registration Rights Agreement dated as of February 19, 2010, as may be amended from time to time, or (iv) prior to a Public Offering, after giving effect to the conversion, exercise or exchange of all warrants, units, rights, options or other securities exchangeable or exercisable for, or convertible into, common stock of the Company, result in the Company becoming subject to the reporting requirements of the 1934 Act.  In the event that any of the foregoing applies, any Option Shares that would otherwise have been delivered shall be delivered on the earlier of (i) the first date such limitation no longer applies and (ii) the last date such Option Shares may be delivered without violating Code Section 409A.

18.                                 Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant may not assign (except as provided by Section 9 hereof) any part of this Agreement without the prior express written consent of the Company.

19.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.                                 Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21.                                 Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22.                                 Severability.  The invalidity or unenforceability of any provisions of this Agreement, including, without limitation Section 7, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

23.                                 Definitions.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  For purposes of this Agreement, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

(a)                                  “Cause” has the meaning given such term in the Plan.

(b)                                 “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its Affiliates.  Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant’s employment with the Company and its Affiliates, information publicly available or generally known within the industry or trade in which the Company and its Affiliates compete and information or knowledge possessed by the Participant prior to his/her employment by the Company or its Affiliates, shall not be considered Confidential Information.

(c)                                  “Good Reason” means, with respect to the Participant’s Termination from and after the date hereof, the following: (i) in the case where there is no employment agreement, consulting agreement, change in control agreement, severance agreement or plan or similar agreement in effect between the Company or an Affiliate and the Participant at the time of termination of employment (or where there is such an agreement but it does not define “good reason” (or words of like import)), termination due to: (a) the Participant’s refusal to accept a relocation of Participant’s primary work location by more than fifty (50) miles from its then current location; or (b) the Participant’s refusal to accept a position with lower salary offered by the Company, or by a successor company as a result of the full or partial sale or divestiture of the Participant’s unit, or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement, severance agreement or plan or similar agreement in effect between the Company or an Affiliate and the Participant at the time of termination of employment that defines “good reason” (or words of like import), “good reason” as defined under such agreement.

(d)                                 “Non-Solicit Period” means the period commencing on the Grant Date and ending twelve (12) months after the Participant’s date of termination of employment.

(e)                                  “Public Offering” means an event in connection with which (i) the Company becomes a reporting company under the 1934 Act and (ii) the Shares become listed for trading on a nationally recognized securities exchange.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RDA HOLDING CO.

By:

Name:

Title:

PARTICIPANT

Name:

Social Security Number: